NATIONAL TENANT NETWORK

Affiliate Agreement

Effective Date: February 14, 2012

This Agreement and Exhibit A attached hereto contain the complete terms and conditions applicable to participation in the NTN Affiliate Program administered by NTN, Inc. As used in this Agreement, "NTN" means NTN, Inc., hereinafter "NTN" and "Affiliate" means the applicant, hereinafter Co-Signer.com. "NTN" also means the site that has its primary homepage identified by the URL www.NTNonline.com,and "site" means a World Wide Web site. "Your site" means any site that the Affiliate links to the NTNonline.com site, which is identified by the Affiliate in Exhibit B.

Affiliate and NTN each desire to establish the general terms and conditions that shall govern advertising and/or fee arrangements between Affiliate and NTN, which results from participation in NTN's affiliate program. Now therefore, in consideration of the mutual promises and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree as follows:

Terms and Conditions

1. NTN's Responsibilities.

1.1 NTN, Inc. will provide the on-line technology supporting the marketing of NTN products and services conducted by the Co-Signer.com.

1.2 Supporting technology will include access to www.ntnonl ine.com. secure log-in. integration programming to approved data vendors, access to NTN comprehensive applicant screening products identified by NTN in Exhibit A and enabling of NTN leasing services, NTN Secure Lease.

1.2.1 Also included are order tracking, storage of reports and screening data.

1.2.2 Administrative functionality to invoice Co-Signer.com for referrals and report order activity.

1.2.3 Account set-up functionality, log-in/user security.

1.3 NTN, Inc. will take all commercially reasonable steps to make available to the Affiliate and their referrals the on-line servers for operation at reasonable hours and for reasonable periods.NTN, Inc. will try to grant access 24 hours per day, but does not guarantee 24 hour access.

1.4 NTN reserves the right, in its sole discretion, to interrupt access to any part or all of the web site for maintenance or other required purposes.

1.5 NTN will maintain report pricing as shown on Exhibit A hereto. Said prices are subject to increase upon sixty (60) day written notice. State surcharges may apply and are subject to increase. NTN will provide notification from the State on all surcharge increases.

2. Advertising

2.1 Appropriate agreed upon advertising will be placed in prominent positions throughout Co-Signer's primary and affiliated web sites for NTN screening reports and leasing and other services released by NTN and beneficialto clients of Co-Signer.com.

2.2 Appropriate. agreed upon advertising will be placed in prominent positions throughout NTN's primary and affiliated web sites for Co-Signer.com services released by Co-Signer.oom and beneficial to clients of NTN.

3. Marketing

3. 1 NTN agrees to promote exclusively Co-Signer.com (as their only co-signing affiliate) to all its online leads and to its established subscriber database. Promotion, at NTN's option, may be via mutually agreed upon online newsletters, inserts in correspondence to subscribers, press releases, trade publication advertising, webinars, WebEx sessions and/or Internet blogs.

3.2 Co-Signer.com agrees to promote NTN. Promotion, other than on Co-Signer.com, may be via mutually agreed upon online newsletters, press releases, trade publication advertising, webinars, WebEx sessions and for Internet blogs.

3. 3 NTN and Co-Signer.com hereby agree to implement a national marketing campaign on a mutually agreed upon schedule using mutually agreed upon methods.

4. Ownership and License of Intellectual Property.

4.1. Each party owns and shall retain all right, title and interest in its names, logos, trademarks, service marks, trade dress, copyrights and proprietary technology, including, without limitation, those names, logos, trademarks, service marks, trade dress, copyrights and proprietary technology currently used.

4.2. NTN grants Co-Signer.com a non-exclusive, nationwide license to use, reproduce, display and transmit, during the term of this Agreement only. NTN's specified logos, trade names, trademarks and service marks (the "NTN Marks") at the Affiliate's sites and for other approved purposes.

4.3. Co-Signer.com grants NTN a non-exclusive, nationwide, royalty-free license to use, reproduce and transmit any graphic or banner ad submitted by Affiliate solely for co-branding purposes.

4.4. Neither Party shall have the right to reproduce, display or otherwise use any content, logo, trade name. trademark or service mark of the other Party except as expressly set forth herein, without the prior written consent of the other Party in each instance.

4.5. At the expiration or earlier termination of this Agreement, neither Party will retain any rights to nor license of any of the other Party's Marks. In addition, each Party agrees to purge from its site all content, logos, trade names, trademarks or service marks of the other Party.

5. Term, Termination, Representations.

5.1. This Agreement shall remain in full force and effect for a period of one year beginning on the Effective Date set forth above (the "Initial Term"). It shall remain and continue in full force and effect for subsequent 1-year periods (each called a "Renewal Term") unless written notice of termination is received by one Party from the other Party at least 30 days prior to the initial expiration date or any subsequent expiration date.

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5.2. This Agreement may be terminated by the either party following written notice to the defaulting party of the default. The defaulting party will have thirty (30) days from the receipt of the notice of default to cure if the default can reasonably be cured within thirty (30) days. If the cure will take longer than thirty (30) days, the defaulting party must have taken commercially reasonable steps toward the cure within thirty (30) days to avoid termination. If either party becomes insolvent, a receiver or conservator is appointed for any part of \he party's assets, or a bankruptcy proceeding is commenced by or against such party ei1her party may terminate this Agreement immediately by giving the other party written notice of termination. Termination shall not relieve either party of any payment obligations, which arise prior to such termination.

5.3 Each party represents to the other that (a) it has the authority to enter into this Agreement and sufficient rights to grant any licenses granted hereby (b) that it has the financial whom withal to meet obligations to the other party and to all those referred to the service contemplated by this agreement, and (c) any material which is provided to the other party and displayed on the other party's site will not (i) infringe on any third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech;

5.4 Each party will commit to using best practices and reasonable diligence to avoid the introduction of viruses. Trojan horses, worms, time bombs, cancel-bets, STD's or other similar harmful or deleterious programming routines.

6. Indemnification, Insurance, Warranties

Each party hereby agrees to indemnify, save and hold harmless the other party’s subsidiaries, affiliates, related entities, partners, agents, officers ,directors, employees, attorneys, heirs, successors, and assigns, and each of them, from and against any and all claims actions, demands, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys' fees and expenses), and liabilities of every kind and character whatsoever, which may arise by reason of: (i) any act or omission by the party or any of its officers. Directors, employees, or agents; and/or (ii) the inaccuracy or breach of any of the covenants, representations and warranties made in this Agreement. This indemnity shall require the payment of costs and expenses as they occur. Each party shall promptly notify the other party upon receipt of any claim or legal action referenced in this Section. The provisions of \his Section shall survive any termination or expiration of \his Agreement.

Risk Reduction

Every applicant for Co-Signer.com services will be screened through the NTN system prior to concluding the Cosign agreement An NTN DecisionPoint/Tenant Profile/National Criminal will be ordered at a cost of $39. 50. NTN agrees to provide Co-Signer.com with landlord contact information for NTN DecislonPoint reports resulting in a "conditional" or “reject” recommendation nationwide on a daily basis. This information is to be used for Co-Signer.com marketing purposes only. No database of NTN subscriber data may be maintained. The agreed upon objective is to identify pre-existing conditions and take appropriate steps in determining whether to Cosign or adjusting terms and conditions of the Cosign agreement.

6.1 Insurance

In order to assure the indemni1y described in this Section, Co-S igner.com shall, at its sole expense, carry and keep in full force and effect at all times during the Term of this Agreement a liability insurance policy with a single limit to cover potential liability to NTN, Inc. and/or others arising under the Program.

Affiliate's indemnification of NTN under this Section shall in no way be limited by the extent of Affiliate's insurance coverage. NTN, Inc. agrees to maintain the same coverage in order to assure Co-Signer.com, for the term of the contract. The provisions of this Section shall survive any termination or expiration of this Agreement for a period of one (1) year.

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6.2 Warranties

Each party covenants, warrants and represents that it shall comply with all laws and regulations applicable to this Agreement, and that it shall exercise due care and act in good faith at all times in performance of its obligations under this Agreement. The provisions of this Section shall survive any termination or expiration of this Agreement.

7. Limitation of Liability

7.1Neither Party shall be liable to the other for any indirect, incidental, delay, special, punitive or consequential damages, including damages for lost opportunities, lost profits from this Agreement or any other transaction, or lost savings, whether arising in contract, tort or otherwise, even if such damages were foreseeable but which do not result from a breach of this Agreement or breach of any of its obligations or assertions as to ability to perform under this Agreement.

8. Confidentiality

8.1 Covenants Regarding Confidential Information, Trade Secrets and Other Matters Definitions. For purposes of this Agreement, the following terms are defined as follows:

(1) "Trade Secret" means all information possessed by or developed for either party or any of its subsidiaries, including, without limitation, a compilation, program, device, method, system, technique or process, to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

(2) “Confidential Information" means information, including the terms of this agreement. to the extent it is not a Trade Secret, which is possessed by or developed for either party or any of its subsidiaries and which relates to the Company's or any of its subsidiaries' existing or potential business or technology, which information is generally not known to the public and which information either party or any of its subsidiaries seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: business plans, strategies, existing or proposed bids, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, information generated for client engagements and information stored or developed for use in or with computers. Confidential Information also includes information received by NTN or any of its subsidiaries from others which either party or any of its subsidiaries has an obligation to treat as confidential.

(3) Nondisclosure of Confidential Information.

Except as required in the conduct of either party or any of its subsidiaries' business or as expressly authorized in writing on behalf of the other party or any of its subsidiaries, neither party shall use or disclose, the other party's, directly or indirectly, any Confidential Information, including the terms of this agreement, during the period of this agreement In addition, following the termination of \his agreement for any reason of, Neither party shall use or disclose, directly or indirectly, any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known in the industry in which either party conducts its business.

Trade Secrets. During this Agreement, both parties shall do what is reasonably necessary to prevent unauthorized misappropriation or disclosure and threatened misappropriation or disclosure of the other parties or any of its subsidiaries' Trade Secrets and, after termination of the Agreement, neither party shall use or disclose the other party's or any of its subsidiaries 'Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

(4) Exceptions. The provisions of paragraphs 1,2 and 3 In section 8 above will not be deemed to prohibit any disclosure that is required by law or court order, provided that either party has not intentionally taken actions to trigger such required disclosure and, so long as not prohibited by any applicable law or regulation, either party Is given reasonable prior notice and an opportunity to contest or minimize such disclosure.

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9. Non-Competition.

(a) During the Agreement, neither party shall engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent. owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter} or in any other capacity, in any competition with the other party or any of its subsidiaries.

(b) Subsequent to the Agreement. For a two year period following the termination or expiration of the Agreement for any reason or withoU1 reason, neither party shall in any capacity (whether in the capacity as an employee, officer, director partner, manager. consultant. agent or owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter),directly or on directly advise, manage, render or perform services to or for any person or entity which is engaged in a business competitive to that of the other party or any of its subsidiaries within any geographical location wherein the other party or any of its subsidiaries produces, sells or markets its goods and services at the time of such termination inclusive of the world wide web and Internet.

9.1 Equitable Relief and Remedies. Both parties acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the other for which money damages would be an inadequate remedy. Accordingly, either party shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party's costs (including, without limitation, reasonable attorneys' fees} incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, or by statute.

10. General.

10.1. Each party shall act as an independent contractor and shall have no authority to obligate or bind the other in any respect.

10.2. This Agreement has been made in and shall be construed and enforced in accordance with the taws of the state of Oregon. Any action to enforce this Agreement shall be brought in the federal or state courts located in Oregon.

10.3. This Agreement may be agreed to in more than one counterpart each of which together shall form one and the same instrument. The parties agree that execution may be achieved in any format convenient to the parties.

10.4.The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fad that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

10.5 Either party's waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

11. Assignment.

This Agreement may not be assigned, or the rights granted hereunder transferred or sub-licensed, by either party without the express prior written consent of the other party.

12. Heirs, Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of each party, its subsidiaries, affiliates, related entities, partners, agents, officers, directors, employees, heirs, successors, and assigns, without regard to whether it is expressly acknowledged in any instrument of succession or assignment.

13. Entire Agreement.

This Agreement: (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof; (ii) supersedes and replaces all prior agreements ,oral and written, between the parties relating to the subject matter hereof; and (iii) may be amended only by a written instrument clearly setting forth the amendment(s) and executed by both parties.

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14. Notices.

Any notices or demands that shall be given to either party shall be in writing and shall be delivered by United States mail, registered or certified or by reliable overnight courier, to the address stated herein:

NTN, Inc.	Co-Signer.com
5252 SW First Suite 105	10777 W Twain Suite 225
Lake Oswego, Oregon 97034	Las Vegas, Nevada 89135
Tel: 800-228-0989	Tel: 702-496-2223
Email: NTN@ntnonline.com	Email: mike@co-signer.com

NTN, Inc.	Co-Signer.com
/s /Edward Byczynski	/s/ Mike Chernine
Name: Edward F. Byczynski	Name: Mike A. Chernine
Title: CEO	Title: CEO
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NATIONAL TENANT NETWORK

EXHIBIT A

CURTENT ENGAGEMENT ADDENDUM

National Tenant Network, Inc.(hereinafter NTN},an Oregon corporation and Co-Signer.com hereby supplement the Affiliate Program Agreement to which this Addendum is attached with the following terms and conditions. To the extent the terms and conditions of this Addendum conflict with the Affiliate Program Agreement, the terms and conditions of this Addendum control the relationship

Product	Cost	Scope of Search *Inspection required **Merchant service costs apply
NTN Tenant Performance	$8.50	Addresses major application misrepresentations. This report 1ncludes National Eviction Data, Lease Violations, SSN Fraud Check, and lord identification and OFAC searches. All alias names
Credit Report*	$8.50	Provides a complete credit history including payment pattern, alias names, other addresses. collections, judgments and
Combined	$16.50
Instant Statewide Criminal Search	$15.00	Searches contain criminal record information from various reporting agencies throughout a single slate. Agencies may include the Administrative Office of the Courts, Department of Corrections, Sex Offender Registries and County Courts
Instant Nationwide Criminal Search	$22.50	A comprehensive database search including a 50 State National Sex Offender Registry Search and an instant 42 Statewide Criminal Search. Not all States report felony/misdemeanors. All alias names screened at no additional cost.
NTN DecisionPoint Rental Recommendation & Applicant Scoring Report. Includes NTN Tenant Performance Profile & Nationwide criminal report	$33.50	Designed by NTN to solve the need to safeguard sensitive consumer data this report provides a thorough analysis of the applicants Tenant Performance and credit history. Acceptance standards are customizable for each rental community or subscriber.

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NTN DecisionPoint Plus· Rental Recommendation & Applicant Scoring report. Includes NTN Tenant Performance Profile, Nationwide criminal report and applicant’s credit report.	$33.50	See description for NTN DecisionPoint. The credit report is" provided lo the end user with this report.
NTN Securelease	$10.00	Online, multipart rental application, collection of fees·& completed lease delivered to the applicant.

Landlord Verifications Employment Verifications	$15.00 $15.00	Verification of employment or rental histories
Social Security Number Trace*	$4.50	Date on and state from which the SSN was issued. Notification if SSN belongs to deceased individual. Provides list of known addresses.

Affiliate agrees that NTN is and will remain, during the tern of this agreement, the exclusive residential rental background screening provider promoted and used by Co-Signer.com and its subsidiaries.

Pricing and vendors

Both parties hereby agree that report pricing and vendors for reports provided are to be determined solely

NTN, Inc.

- Additional vendors or a change in approved vendors for services/data listed above will be solely determined by NTN, Inc.

- Integration of additional. approved services will be completed on a schedule solely determined and maintained by NTN, Inc

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Technology Fees
Schedule:
$75,000.00 will be paid on or before February 15,2012 and $75,000.00 on March 16,2012. Parties have the option to extend affiliation on the one year anniversary for up to 2 more years for the same fee.
• Co-signer.com will receive placement on NTN's reports with a message and location mutually satisfactory to both companies.
• NTN will arrange for webex conferences with all franchise offices within 90 days of effective date.
• NTN will facilitate introductions to the property management firms in each of its franchise markets
• Co-signer.com will provide NTN with an icon and link on the Co-signer.com website.
• Co-signer.com will use NTN exclusively for all tenant screening reports.
• NTN win add a Co-Signer.com link to the NTN website.
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IN WITNESS WHEREOF, Affiliate and NTN have each caused this Affiliate Program to be executed by its duly authorized representative as of the date stated herein.

NTN, Inc.	Co-Signer.com
/s/ Edward F Byczvnski	/s/ Mike A. Chernine
Name: Edward F Byczvnski	Name: Mike A. Chernine
Title: CEO	Title: CEO
Mailing Address:	Mailing Address:
525 SW First Suite 105 Lake Oswego, Oregon 97034	10777 W Twain Suite 225 Las Vegas. Nevada 89135
Phone: 800-228-0989	Phone: 702 496-2223
Fax: 800·340·1116	Fax:702 851-3998
Email: ntn@ntnonline.com	Email: mike@co-signer.com
Addresses for Notices	Addresses for Notices:
525 SW First Suite 105 Lake Oswego, OR 97034	10777 W Twain Suite 225 Las Vegas, Nevada 89135
Date Signed: 2/22/2012

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